Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Columbia Banking System, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Mergers (as such term is defined in the Agreement and Plan of Merger, dated as of October 11, 2021, by and among Umpqua Holdings Corporation, the Registrant, and Cascade Merger Sub, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	November 22, 2021

By:	/s/ Cort L. O’Haver
Name: Cort L. O’Haver